                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                          Dated as of February 4, 2004

                                 by and between

                              RENT-A-CENTER, INC.,

                           EAGLE ACQUISITION SUB, INC.

                                       and

                              RAINBOW RENTALS, INC.

                                TABLE OF CONTENTS

                                                                                                                     PAGE
ARTICLE 1 THE MERGER.............................................................................................     2
         1.1      The Merger.....................................................................................     2
         1.2      Closing........................................................................................     2
         1.3      Effective Time.................................................................................     2
         1.4      Effects of the Merger..........................................................................     2
         1.5      Articles of Incorporation and Code of Regulations..............................................     2
         1.6      Directors and Officers of the Surviving Corporation............................................     2

ARTICLE 2 CANCELLATION AND CONVERSION OF SHARES; CONSIDERATION...................................................     3
         2.1      Effect on Capital Stock........................................................................     3
         2.2      Company Stock Plans............................................................................     3
         2.3      Exchange of Certificates;......................................................................     4
         2.4      Dissenters' Rights.............................................................................     6
         2.5      Certain Adjustments............................................................................     7
         2.6      Further Assurances.............................................................................     7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES.........................................................................     7
         3.1      Representations and Warranties of the Company..................................................     7
         3.2      Representations and Warranties of Acquiror and Merger Sub......................................    21

ARTICLE 4 PRE-CLOSING COVENANTS..................................................................................    23
         4.1      Conduct of Business............................................................................    23
         4.2      Other Actions..................................................................................    25
         4.3      Advice of Changes..............................................................................    25
         4.4      [Intentionally left blank].....................................................................    25
         4.5      No Solicitation By The Company.................................................................    26

ARTICLE 5 ADDITIONAL AGREEMENTS..................................................................................    27
         5.1      Preparation of the Proxy Statement; Shareholders Meeting.......................................    27
         5.2      Access To Information; Confidentiality.........................................................    27
         5.3      Commercially Reasonable Efforts; Cooperation...................................................    28
         5.4      Director, Officer and Employee Indemnification.................................................    29
         5.5      Public Announcements...........................................................................    32
         5.6      Employees......................................................................................    32
         5.7      Delisting......................................................................................    32
         5.8      Noncompete Agreements..........................................................................    32
         5.9      Amendment to Headquarters Lease................................................................    32
         5.10     Litigation.....................................................................................    33

ARTICLE 6 CONDITIONS PRECEDENT...................................................................................    33
         6.1      Conditions to Each Party's Obligation to Effect the Merger.....................................    33
         6.2      Conditions to Obligations of Acquiror..........................................................    33

         6.3      Conditions to Obligations of the Company.......................................................    34
         6.4      Frustration of Closing Conditions..............................................................    35
         6.5      Postponement of Closing........................................................................    35

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER......................................................................    35
         7.1      Termination....................................................................................    35
         7.2      Effect of Termination..........................................................................    36
         7.3      Fees and Expenses..............................................................................    37

ARTICLE 8 GENERAL PROVISIONS.....................................................................................    37
         8.1      Survival of Representations and Warranties.....................................................    37
         8.2      Notices........................................................................................    37
         8.3      Counterparts...................................................................................    38
         8.4      Entire Agreement; No Third-Party Beneficiaries.................................................    38
         8.5      Governing Law..................................................................................    38
         8.6      Assignment.....................................................................................    38
         8.7      Consent to Jurisdiction........................................................................    39
         8.8      Headings.......................................................................................    39
         8.9      Severability...................................................................................    39
         8.10     Amendment......................................................................................    39
         8.11     No Consequential Damages.......................................................................    39
         8.12     Failure or Indulgence Not Waiver; Remedies Cumulative..........................................    39
         8.13     Extension; Waiver..............................................................................    39
         8.14     Specific Performance...........................................................................    40

EXHIBITS

EXHIBIT A         Voting Agreement
EXHIBIT C         Kahn Kleinman, L.P.A. Legal Opinion

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 4, 2004, among RAINBOW RENTALS, INC., an Ohio corporation (the "Company"), RENT-A-CENTER, INC., a Delaware corporation ("Acquiror"), and EAGLE ACQUISITION SUB, INC., an Ohio corporation, and an indirect wholly owned subsidiary of Acquiror ("Merger Sub").

                                    RECITALS

         A. The respective Boards of Directors of the Company, Acquiror and Merger Sub have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share, without par value, of the Company ("Company Common Stock"), other than (i) Dissenting Shares, (ii) any Company Common Stock held in the treasury of the Company, or (iii) owned by Acquiror or an Affiliate of Acquiror will be converted into the right to receive the Merger Consideration;

         B. The respective Boards of Directors of the Company, Acquiror and Merger Sub have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

         C. The Company, Acquiror and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          D. The Board of Directors of the Company has resolved to recommend the Merger to the holders of the Company Common Stock, has determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the holders of such Company Common Stock, and has resolved to recommend that the holders of such Company Common Stock accept the Merger Consideration and approve this Agreement and each of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

          E. Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Acquiror's and Merger Sub's willingness to enter into this Agreement, certain shareholders of the Company (the "Major Shareholders") have entered into a Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Voting Agreement") pursuant to which each such Major Shareholder has, among other things, agreed to vote the Company Common Stock held by such Major Shareholder, the number of which shares is set forth on the signature page of the Voting Agreement, for the Merger.

         Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows. Capitalized terms used herein shall have the meanings referred to or set forth in Appendix A hereto.

                                    ARTICLE 1
                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio Statutes, Merger Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Merger Sub shall thereupon cease. Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation").

         1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing) set forth in ARTICLE 6, unless another time or date is agreed to by the parties hereto (the "Closing Date"). The Closing will be held at the offices of Kahn Kleinman, a legal professional association, 2600 Erieview Tower, 1301 East Ninth Street, Cleveland, Ohio 44114, or such other location as the parties hereto shall agree to in writing.

         1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable after the satisfaction or, if permissible, the waiver of the conditions set forth in ARTICLE 6, the parties shall file a Certificate of Merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the Ohio Statutes. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such later date or time as the Company and Acquiror shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

         1.4 Effects of the Merger. The Merger shall have the effects set forth in the Ohio Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.5      Articles of Incorporation and Code of Regulations. Subject to
SECTION 5.4, the articles of incorporation and code of regulations of Merger Sub shall be the articles of incorporation and code of regulations, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that the name of the Surviving Corporation shall be "Rainbow Rentals, Inc."

         1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation each to hold office in accordance with the articles of incorporation and code of regulations of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE 2
              CANCELLATION AND CONVERSION OF SHARES; CONSIDERATION

         2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Merger Sub:

                  (a) Cancellation of Treasury Stock and Acquiror-Owned Stock. Each share of Company Common Stock that is (i) owned by Acquiror or an Affiliate of Acquiror or (ii) held in the treasury of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (b)      Conversion of Company Common Stock. Subject to
SECTION 2.4 (Dissenters' Rights), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $16.00 in cash (the "Merger Consideration").

                  (c) Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

                  (d) Cancellation and Retirement of Company Common Stock. All shares of Company Common Stock (other than shares to be canceled in accordance with SECTION 2.1(a) and Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such certificate in accordance with SECTION 2.3.

         2.2 Company Stock Plans. As of the Effective Time, each outstanding Company Stock Option, vested or unvested, exercisable or non-exercisable, shall be extinguished and converted into the right to receive a cash amount equal to the product of (x) the excess, if any, of the Merger Consideration, minus the exercise price, if any, of each such Company Stock Option (with respect to each Company Stock Option, the "Option Shares Merger Consideration"), multiplied by (y) the aggregate number of shares of the Company Common Stock issuable upon the exercise in full of such Company Stock Option at the Effective Time. No cash payment will be due in respect of such Company Stock Option or its termination if the exercise price of such Company Stock Option is equal to or exceeds the Merger Consideration. The Company shall take all actions necessary to ensure that the Company's Stock Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be terminated as of the Effective Time. In addition, the Company shall take all action necessary to ensure that following the Effective Time no participant in the Company Stock Plans or other plans, programs or arrangements (each, an "Eligible Option Holder") shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, the Surviving Corporation, Merger Sub or any of their respective subsidiaries and to terminate all such plans effective as of the Effective Time.

         2.3 Exchange of Certificates; (a) Exchange Agent. The Parties agree that Mellon Investor Services, LLC, or such other bank or trust company which the Parties may designate, shall act as agent (the "Exchange Agent") of Acquiror for purposes of, among other things, mailing and receiving transmittal letters and distributing to the Company shareholders or holders of Company Stock Options the proceeds payable to such holders under SECTION 2.1(b) (Conversion of Company Common Stock) or SECTION 2.2 (Company Stock Plans) above. Immediately prior to the Effective Time, Acquiror or Merger Sub shall deposit, or shall cause to be deposited, with or for the account of the Exchange Agent, for the benefit of the holders of Certificates (as defined herein) and the Eligible Option Holders cash in an aggregate amount (the "Exchange Fund") equal to the sum of (x) the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock issued and outstanding at the Effective Time plus (y) the aggregate Option Shares Merger Consideration for all Eligible Option Holders as of the Effective Time (the "Aggregate Merger Consideration").

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror shall direct the Exchange Agent to mail or deliver to each holder of record of a stock certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to
SECTION 2.1(b), or (ii) each Eligible Option Holder entitled to receive his or her Option Shares Merger Consideration pursuant to SECTION 2.2, as applicable,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company and Acquiror may reasonably specify) and (ii) instructions for use in surrendering the Certificates or evidence of Company Stock Options in exchange for the Merger Consideration or Option Shares Merger Consideration, as applicable. Upon surrender of a Certificate for cancellation or evidence of Company Stock Options to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Acquiror, the Surviving Corporation or the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check or wire transfer of immediately available funds representing the amount of cash such holder has the right to receive pursuant to the provisions of this ARTICLE 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a new Certificate representing the proper number of shares of Company Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance pays any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Acquiror that such tax has been paid or is not applicable. Until surrendered as contemplated by this SECTION 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this ARTICLE 2. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
ARTICLE 2.

                  (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration or Option Shares Merger Consideration, as applicable, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Certificates or evidence of Company Stock Options, as applicable, subject, however, to Acquiror's obligation to pay the Aggregate Merger Consideration, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or evidence of Company Stock Options, as applicable, are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE 2, except as otherwise provided in SECTION 2.3(d) or by law.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed (including interest thereon) to the holders of the Certificates or Eligible Option Holders for six months after the Effective Time shall to the extent permitted by law, become the property of the Surviving Corporation. Any holders of the Certificates or Eligible Option Holders, as applicable, who have not theretofore surrendered their respective Certificates or evidence of Company Stock Options and otherwise complied with this ARTICLE 2 shall thereafter look only to the Surviving Corporation, and only as a general creditor, for payment of their claim for Merger Consideration or Option Shares Merger Consideration, as applicable, and without interest. If any Certificates or evidence of Company Stock Options shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Entity), the payment in respect of such shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (e) No Liability. None of the Parties shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund, as directed by the Surviving Corporation, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers acceptances, of commercial banks with capital exceeding $1 billion, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation; provided, that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates or evidence of Company Stock Options of the Merger Consideration or Option Shares Merger Consideration, as the case may be, or otherwise impair such holders' respective rights hereunder.

                  (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the delivery of a Letter of Transmittal stating as such, (ii) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, (iii) evidence that such

Person is the beneficial owner of the Certificate claimed to be lost, stolen or destroyed, and, (iv) if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

                  (h) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Eligible Option Holder such amounts as the Exchange Agent, Surviving Corporation, or Acquiror is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments with respect to Company Stock Options held by employees of the Company. To the extent that amounts are so withheld by the Exchange Agent, Surviving Corporation, or Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

         2.4      Dissenters' Rights.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by persons who shall have properly demanded payment of the fair cash value of such shares of Company Common Stock in accordance with Section 1701.85 of the Ohio Statutes (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration as provided in SECTION 2.1(b). Such persons shall be entitled only to such rights as are granted under Section 1701.85 of the Ohio Statutes, except that all Dissenting Shares held by persons who fail to perfect or who effectively withdraw or lose their rights as dissenting shareholders in respect of such shares under 1701.85 of the Ohio Statutes shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration, without interest thereon, upon surrender of the Certificate therefor in the manner provided in SECTION 2.3.

                  (b) The Company or the Surviving Corporation shall give Acquiror (i) prompt written notice of any demands by dissenting shareholders received by the Company or the Surviving Corporation, withdrawals of such demands and any other instruments served on the Company or the Surviving Corporation and any material correspondence received by the Surviving Corporation or the Company in connection with such demands and (ii) after the Effective Date, the right to direct in all negotiations and proceedings with respect to such demands and prior to the Effective Date to participate in such negotiations and proceedings. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Any funds paid to dissenting shareholders shall be paid out of the Exchange Fund to the extent such payment is equal to or less than the Merger Consideration and, if greater, the excess shall be paid out of the assets of the Surviving Corporation.

         2.5 Certain Adjustments. If after the date hereof and on or prior to the Effective Time, the outstanding shares of Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

         2.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized, (i) to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and (ii) to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of the Company. The Company has set forth information in the Company Disclosure Schedule delivered by the Company to Acquiror simultaneously with the execution of this Agreement (the "Company Disclosure Schedule") in a section that corresponds to the section of this Agreement to which it relates. Such information shall be deemed disclosed with respect to any other section of this ARTICLE 3 to which the matter relates, so long as the applicability of such matter would be clearly evident on the face of such disclosure. The Company hereby represents and warrants to Acquiror and Merger Sub as follows:

                  (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect. SECTION 3.1(a) of the Company Disclosure Schedules sets forth each jurisdiction in which the Company is qualified to do business. The Company has made available to Acquiror prior to the execution of this Agreement complete and correct copies of its charter documents, each as amended to date.

                  (b) Subsidiaries. The Company has no Subsidiaries and owns no capital stock or other voting or non-voting equity interest or debt security of or in any other entity.

                  (c) Capital Structure. The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of preferred stock ("Company Preferred Stock"). At the date hereof (the "Stock Reference Date"): (i) 5,932,653 shares of Company Common Stock are issued and outstanding; (ii) 463,291 shares of Company Common Stock are held by the Company in its treasury; and (iii) 593,082 shares of Company Common Stock are subject to outstanding employee, consultants and directors stock options to purchase Company Common Stock (collectively, the "Company Stock Options") granted pursuant to the Company's incentive plans (collectively, the "Company Stock Plans"), all such stock options are set forth on SECTION 3.1(c) of the Company Disclosure Schedule. No shares of the Company Preferred Stock have been issued or are outstanding. Other than the Company Stock Options, no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities are outstanding as of the Stock Reference Date, and no warrants, calls, options or other rights to acquire shares of capital stock or voting securities were outstanding as of the Stock Reference Date. All outstanding shares of Common Stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and were not issued, and will not be issued, in violation of any preemptive or similar rights of any Persons, and were issued in accordance with the registration and qualification requirements of the Securities Act and all Legal Requirements applicable to the offer and sale of securities or pursuant to valid exemptions therefrom. Except for the Company Stock Options and the issued and outstanding shares and treasury shares described above, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (C) any warrants, calls, options or other rights to acquire from the Company any capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities. There are no outstanding obligations of the Company to register under the Securities Act any shares of its capital stock or to include in any registration of its capital stock shares held by others.

                  (d) Authority; No Conflict. The Company has all requisite power and authority to enter into this Agreement, and each instrument required hereby to be executed, and delivered by it at the Closing, to perform its obligations hereunder and thereunder, and, subject to the Company Shareholder Approval, to consummate the transactions contemplated thereby and hereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under (i) the articles of incorporation or code of regulations of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or its properties or assets or (iii) subject to the governmental filings and other matters referred to in SECTION 3.1(e), any Legal Requirement or regulation applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have, or be reasonably likely to have, a Material Adverse Effect or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

                  (e) Consents. Except as set forth in SECTION 3.1(e) of the Company Disclosure Schedule, the Company Shareholder Approval, and the authorizations of Governmental Entities as specifically set forth below, no Consent or approval of any third Person is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") or other Legal Requirement is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (1) the filing with the SEC of (A) a proxy statement relating to the Company Shareholders Meeting (the "Proxy Statement"), and (B) such reports under Sections 13(a), 13(d), 13(e), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (2) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (3) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); and (4) such filings, consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not have or reasonably be expected to have, a Material Adverse Effect.

                  (f) Reports; Undisclosed Liabilities; Books and Records/Internal Controls. The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1999 (the "Company SEC Documents") and has filed all material reports, schedules, forms, statements, and other documents with all other Government Entities since January 1, 1999. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed, declared effective or mailed (as the case may be) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (including the related schedules and notes thereto) included in the Company SEC Documents (or incorporated therein by reference) comply, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the consolidated statement of operations, cash flows and shareholders' equity for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has no liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) except (A) as reflected in the September 30, 2003 financial statements or in the notes thereto; (B) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby which are on SCHEDULE 3.1(f)(i) of the Company Disclosure Schedule; (C) liabilities or obligations incurred in the ordinary course of business from September 30, 2003 to the date hereof; (D) liabilities or obligations incurred as permitted pursuant to SECTION 4.1 hereof; or (E) which, in the aggregate, do not exceed $250,000.

                  There are no significant deficiencies or material weaknesses in the Company's internal controls. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) all transactions are executed with management's authorization (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company's assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation and execution of the Company's filings with the SEC and other public disclosure documents, including, without limitation, any certifications required to be filed by the Chief Executive Officer and the Chief Financial Officer of the Company. SECTION 3.1(f)(ii) of the Company Disclosure Schedule lists, and the Company has delivered to Acquiror copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

                  (g) Company Proxy Materials. All of the information supplied by the Company for inclusion in the Definitive Proxy Statement referred to in SECTION 5.1(a), will not, on the date the Definitive Proxy Statement is first mailed to the Company's shareholders, and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company Shareholders Meeting referred to in SECTION 5.1(b) hereof, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information furnished by Acquiror or Merger Sub for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto). The Definitive Proxy Statement will comply, with respect to information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Definitive Proxy Statement, in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

                  (h) Absence of Certain Changes or Events. Since September 30, 2003, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or as disclosed in SECTION 3.1(h) of the Company Disclosure Schedules, the Company has conducted its business only in the ordinary course, and there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (2) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options outstanding on September 30, 2003, (3) (A) any granting by the Company after September 30, 2003 to any current or former director, executive officer or other key employee of the Company of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of September 30, 2003, (B) any granting by the Company after September 30, 2003 to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by the Company after September 30, 2003 into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (4) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, (5) any tax election that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or any settlement or compromise of any material income tax liability, (6) any change in the business, assets, financial condition or results of operations of the Company or any other event which in any such case has had or could reasonably be expected to have a Material Adverse Effect, (7) any damage, destruction or loss affecting the assets of the Company, whether covered by insurance or not, having a Material Adverse Effect, (8) the entry into any agreement, commitment or transaction by the Company which is material to the Company, (9) any change in the terms and conditions of the Company Stock Plans,
(10) any cancellation or compromise by the Company of any material debt or claim, except for adjustments made in the ordinary course of business which, either individually or in the aggregate, would not have a Material Adverse Effect, (11) any waiver or release by the Company of any right of any material value to the Company, (12) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory), other than in the ordinary course of business, (13) any transaction that if taken after the date hereof would constitute a violation of SECTION 4.1 hereof, or (14) any agreement or commitment, whether in writing or otherwise, to take any action described in this SECTION 3.1(h).

                  (i)      Compliance With Applicable Laws; Litigation.

                           (i) The Company holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of the Company (collectively, the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not have a Material Adverse Effect. The Company is in compliance with the terms of the

         Company Permits and all applicable Legal Requirements, except where the failure so to comply individually or in the aggregate would not have a Material Adverse Effect. The Company is, or will timely be in all material respects, in compliance with all current and proposed listing and corporate governance requirements of the Nasdaq Stock Market, and is in compliance in all material respects, and will continue to remain in compliance through the Closing, with all rules, regulations, and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.

                           (ii)     The Company has furnished Acquiror copies of
         (a) all attorney responses to the request of the independent auditors for the Company with respect to loss contingencies as of December 31, 2002 and to loss contingencies as of December 31, 2003 in connection with the Company's financial statements, and (b) a written list of legal and regulatory proceedings filed against the Company which are pending (including matters which are on appeal or have not been fully funded, and administrative matters that may be closed but with respect to which the applicable statute of limitations has not run) as of the date of this Agreement. There are no actions, suits, investigations, complaints or proceedings (including any proceedings in arbitration) pending (including matters which are on appeal or have not been fully funded, and administrative matters that may be closed but with respect to which the applicable statute of limitations has not run) or, to the Knowledge of the Company, threatened against the Company or any of its officers, directors, employees, agents, at law or in equity, in any court or before any Governmental Entity, including, without limitation, whistleblower claims, except actions, suits, investigations, complaints or proceedings that are set forth on SECTION 3.1(i)(ii) of the Company Disclosure Schedule. Except as set forth in SECTION 3.1(i)(ii) of the Company Disclosure Schedule, there are no actions, suits, investigations, complaints or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company, at law or in equity, in any court or before any Governmental Entity, by persons alleging violation of the provisions of the Rental Purchase Agreements, rent-to-own statutes or any other consumer protection law. None of the Company, its officers or employees, or to the Company's Knowledge, contractors, subcontractors or agents have knowingly, with the intent to retaliate, taken any action harmful to any person, including interference with the lawful employment or livelihood of such person, because such individual provided to a law enforcement officer or supervisor any truthful information relating to the commission or possible commission of any federal or state offense. Except as set forth in SECTION 3.1(i)(ii) of the Company Disclosure Schedule, there are no actions, suits, investigations, complaints or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, directors, employees, agents, at law or in equity, in any court or before any Governmental Entity, by persons alleging violations of federal or state laws respecting employment, including but not limited to, gender, race, disability, national origin or age discrimination, violations of the Occupational Safety and Health Act of 1970, as amended, Family and Medical Leave Act of 1993, as amended, terms and conditions of employment or the federal or state Legal Requirements regarding wages and hours.

                  (j) Inventory. All Company inventory was ordered new, purchased new, or acquired in the ordinary course of business or pursuant to acquisitions and consistent with the regular inventory practices of the Company. All such inventory is of a quality usable and merchantable in the operation of the business and is in good repair and condition, ordinary wear and tear excepted, except for obsolete items which have been written off in the Company financial statements included in the Company SEC Documents or on the accounting records of the Company as of the Closing Date, as the case may be.

                  (k) Rental Purchase Agreements. The Company has provided to Acquiror true and correct copies of all forms of Rental Purchase Agreements utilized by the Company during the previous five (5) years (the "Rental Purchase Agreements"). Except as set forth on SCHEDULE 3.1(k) of the Company Disclosure Schedule, the form of each Rental Purchase Agreement utilized by the Company currently and during the previous five (5) years of the Company is and was, as the case may be, in compliance with all federal and state laws. The Rental Purchase Agreements were entered into in the ordinary course of business in a manner consistent with the regular business practices of the Company at the time at which such agreements were utilized. With respect to each Rental Purchase Agreement to which the Company is currently a party:

                           (i) such Rental Purchase Agreement is in full force and effect and constitutes a valid, legal and binding obligation of the Company and to the Company's Knowledge, the other contracting parties, enforceable against each of them in accordance with its terms;

                           (ii) the Company has complied in all respects with the terms of such Rental Purchase Agreement;

                           (iii) the Company is not in breach, violation or default under such Rental Purchase Agreement;

                           (iv) no event has occurred which constitutes, or with the lapse of time or the giving of notice, or both would constitute a breach, violation or default under the Rental Purchase Agreement by the Company;

                           (v) the enforceability of such Rental Purchase Agreement and the enjoyment of the rights and benefits thereunder will not be affected in any respect by the execution and delivery of this Agreement, the performance by the parties of their obligations hereunder or the consummation of the transactions contemplated hereby;

except for those matters above which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (l) Labor Matters. The Company has not been, and is not now, a party to any collective bargaining agreement or other labor contract. There has not been, nor is there presently pending (including matters which are on appeal or have not been fully funded, and administrative matters that may be closed but with respect to which the applicable statute of limitations has not run) or existing, and, to the Company's Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Company. To the Knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute and there is not pending or, to the Knowledge of the Company, threatened against or affecting the Company any proceeding relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity, and there is no organizational activity or other labor dispute against or affecting the Company. No application or petition for an election of or for certification of a collective bargaining agent is pending and no grievance or arbitration proceeding exists that might have an adverse effect upon the Company. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. To the Knowledge of the Company, except as set forth on SECTION 3.1(L) of the Company Disclosure Schedule, there has been no charge of discrimination filed against or threatened against the Company with the Equal Employment Opportunity Commission or similar Governmental Entity.

                  (m)      ERISA Matters.

                           (i) SECTION 3.1(m) of the Company Disclosure Schedule lists all employee benefit plans of the Company (the "Benefit Plans"). With respect to each such plan, the Company has delivered or made available to Acquiror correct and complete copies of (1) all plan texts and agreements and related trust agreements, (2) all summary plan descriptions and material employee communications, (3) the most recent annual report (including all schedules thereto), (4) the most recent annual audited financial statement, (5) if the plan is intended to qualify under Code Section 401(a) or 403(a), the most recent determination letter, if any, received from the Internal Revenue Service (the "IRS"), and (6) all material communications with any Governmental Entity (including, without limitation, the Pension Benefit Guaranty Company and the IRS).

                           (ii) There are no Benefit Plans that (i) are subject to any of Code Section 412, ERISA Section 302 or Title IV of ERISA, or (ii) are welfare plans within the meaning of and subject to ERISA Section 3(1) that provide benefits to current or former Employees beyond the end of the month in which the Employee retires or is otherwise terminated (other than coverage mandated by COBRA or applicable state law), or are self-insured "multiple employer welfare arrangements," as such term is defined in Section 3(40) of ERISA. Except as set forth on SECTION 3.1(m) of the Company Disclosure Schedule, there are no Benefit Plans that are intended to qualify under Code Section 401(a) or 403(a).

                           (iii) Each Benefit Plan conforms in all material respects to, and its administration is in all material respects in compliance with, all applicable laws and regulations

                           (iv) Except as set forth on SECTION 3.1(m) of the Company Disclosure Schedule, the consummation of the Merger, this Agreement and the transactions contemplated thereby and hereby will not
         (1) entitle any current or former Employee to severance pay, unemployment compensation or any similar payment or (2) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee, excluding stock options which all accelerate and vest in connection with consummation of the Merger

                           (v) No Benefit Plan is a "multiemployer plan" within the meaning of the Code or Section 3(37) of ERISA or a plan subject to Title IV of ERISA or Section 412 of the Code.

                           (vi) In the six years preceding the date hereof with respect to each Benefit Plan including, for this purpose, any Benefit Plan maintained, sponsored or contributed to by any ERISA Affiliate (1) no such plan that is or was subject to Title IV of ERISA has been terminated; (2) no reportable event with the meaning of
         Section 4043 or ERISA has occurred; (3) no filing of a notice of intent to terminate such a plan has been made; and (4) the Pension Benefit Guaranty Company has not initiated any proceeding to terminate any such plan.

                           (vii) The Company is not a party to any agreement that has resulted, or would result, in the payment of any compensation to any current or former employee that would constitute a "parachute payment" as defined in Section 280G of the Code.

                           (viii) The Company has no existing arrangement with any of its employees providing for an excise tax gross up in respect of any excise taxes imposed by Section 4999 of the Code.

                           (ix) Section 162(m) of the Code does not limit the deduction for employee remuneration for the Company.

                  (n)      Taxes.

                           (i) The Company has timely filed all tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect. The Company has paid all Taxes shown as due on such returns, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements.

                           (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect.

                           (iii) No claim has ever been made or, to the Company's Knowledge, is threatened to be made by any Governmental Entity in a jurisdiction where the Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

                           (iv) SECTION 3.1(n) of the Company Disclosure Schedule contains a complete and accurate list of all Tax returns of the Company that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of the Company, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in SECTION 3.1(n) of the Company Disclosure Schedule. The Company has delivered, or made available to Acquiror, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in
         SECTION 3.1(n) of the Company Disclosure Schedule, the Company has no Knowledge that any Governmental Entity is likely to assess any additional taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any taxes of the Company either
         (i) claimed or raised by any Governmental Entity in writing or (ii) as to which the Company has Knowledge. Except as described in SECTION 3.1(n) of the Company Disclosure Schedule, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

                           (v) All Taxes that the Company is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Entity or other Person.

                           (vi) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes) that will require any payment by the Company.

                           (vii) The Company (A) has not been a member of an affiliated group within the meaning of the Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any Person (other than the Company) under Treas. Reg. Sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

The Company has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

                  (o)      Environmental Matters.

                           (i)      Except for matters which would not,
         individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the Knowledge of the Company, investigation is pending or, to the Knowledge of the Company, threatened by any Person against, the Company with respect to any matters relating to or arising out of any Environmental Law; and (B) the Company is in compliance with all Environmental Laws.

                           (ii) For purposes of this Agreement, the term "Environmental Laws" means federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term "Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to, (A) petroleum, asbestos or polychlorinated biphenyls and (B) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

                  (p) Opinion of Financial Advisor. The Company has received the opinion of its Financial Advisor, to the effect that, as of the date of its opinion, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock (the "Fairness Opinion").

                  (q) Takeover Statutes. The Company's Board of Directors, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Statutes, the Merger and the acquisition by Acquiror of the shares of common stock of the Company pursuant to the Merger. As of the date of this Agreement, except for Chapter 1704 of the Ohio Statutes and Section 1701.831 of the Ohio Statutes, no "fair price," "business combination," "moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation enacted by any state apply to the Merger or the other transactions contemplated by this Agreement.

                  (r) Finders' or Advisors' Fees. Except for its Financial Advisor, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                  (s)      Intellectual Property; Software.

                           (i) Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as disclosed in SECTION 3.1(s) of the Company Disclosure Schedule, (i) the Company owns all right, title and interest in or has valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property that is currently used in the conduct of the Company's business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, (ii) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property owned by the Company in connection with the business as currently conducted, including any claim or suit that alleges that any such Intellectual Property infringes, impairs, dilutes or otherwise violates the rights of others, and the Company is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person's Intellectual Property, (iii) the Company has not threatened or initiated any claim or action against any third party with respect to any Intellectual Property, and (iv) the Company has no Knowledge of any material conflict with or infringements of any Intellectual Property of any third Person.

                           (ii)     For purposes of this Agreement,
         "Intellectual Property" means all (i) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, whether or not patentable; (ii) United States patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof; (iii) United States, state and foreign trademarks, trade dress, service marks, service names, trade names, brand names, logo or business symbols, whether registered or unregistered, and pending applications to register the foregoing, including all extensions and renewals thereof and all goodwill associated therewith; (iv) United States and foreign copyrights in writings, designs, software, mask works or other works, whether registered or unregistered, and pending applications to register the same, (v) technical, scientific, and other know-how, trade secrets, methods, processes, practices, formulas and techniques, computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in interpretive code, source code, object code or human readable form;
         (vi) rights of publicity and privacy, "name and likeness" rights and other similar rights, (vii) books and records kept in the ordinary course of business describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of any of the foregoing. Without limiting the foregoing, the Intellectual Property shall include the trademark registrations, trademark applications, and right to register the domain names as set forth in
         SECTION 3.1(s) of the Company Disclosure Schedules.

                  (t)      Major Suppliers.

                           (i) SECTION 3.1(t) of the Company Disclosure Schedule lists each of the Company's vendors or suppliers, the dollar value of purchases from each of which constituted greater than 10% of the Company's revenue for the year ended December 31, 2003 (each, a "Major Supplier"), and the dollar amount of business done with each Major Supplier in such period. The Company has furnished Acquiror and Merger Sub with complete and accurate copies of all current written agreements or written summaries of unwritten agreements with such Major Suppliers. Except as set forth in SECTION 3.1(t) of the Company Disclosure Schedules, (i) the Company is not engaged in a material dispute with any Major Supplier, (ii) there has been no material change in the business relationship of the Company and any Major Supplier since December 31, 2003, and (iii) no Major Supplier has indicated in writing or otherwise any material modification or change in the business relationship with the Company.

                           (ii) Since January 1, 2002: (a) no supplier of the Company has canceled or otherwise terminated its relationship with the Company, except for such cancellations and terminations that, individually or in the aggregate, have not had, or are not reasonably expected to have, a Material Adverse Effect; (b) to the Knowledge of the Company, no supplier of the Company has provided written notice to the Company of its intent either to terminate its relationship with the Company or to cancel any Material Contract with the Company , except for such terminations and cancellations that would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect; (c) to the Knowledge of the Company, none of the suppliers of the Company is unable to continue to supply the products or services supplied to the Company by such supplier, except for such inabilities that, individually or in the aggregate, have not had, or be reasonably likely to have, a Material Adverse Effect; and (d) the Company has no direct or indirect ownership interest in any supplier of the Company.

                  (u) Material Contracts. SECTION 3.1(u) of the Company's Disclosure Schedule contains a true and complete list of the Material Contracts of the Company. There have been delivered to or made available to Acquiror true and complete copies of all of the Material Contracts and any other contracts or agreements set forth in any section of the Company's Disclosure Schedule. Except as set forth in Section 3.1(u) of the Company's Disclosure Schedule, all Material Contracts to which the Company is a party are, to the Company's Knowledge, in full force and effect, the Company has performed its obligations thereunder to date and, shall continue to do so through the Closing Date and, to the Knowledge of the Company, each other party thereto has performed its obligations thereunder to date.

                  (v) Certain Business Practices. To the Knowledge of the Company, within the past five years, none of the Company, or any directors, officers, agents or employees of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

                  (w) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders Meeting to adopt this Agreement (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby.

                  (x) Board Recommendation. As of the date hereof, the Board of Directors of the Company has (i) full knowledge of the terms of the Voting Agreement and (ii) recommended that the shareholders of the Company vote for adoption of this Agreement and the consummation of the transactions contemplated hereby.

                  (y) Monthly Revenue-One Month. The Company's Monthly Recurring Revenue for the month of January 2004, was not less than $8,400,000.

                  (z) Net Book Value of Inventory. The net book value of the Company's inventory, calculated in accordance with the Company's historical practices, on an unaudited basis, as at December 31, 2003, was not less than $40,500,000.

                  (aa) Property. A true and complete copy of all real estate leases have been delivered to the Acquiror. With respect to the Headquarters Lease and each real estate lease of the Company's stores (the "Store Leases" and, together with the Headquarters Lease, the "Leases"), (i) each Lease has been validly executed and delivered by the Company and is a binding agreement therein and, to the Company's Knowledge, has been validly executed and delivered by the other party or parties thereto and is binding thereon; (ii) the Company is not, and, to the Company's Knowledge, no other party to the Lease is, in material breach or material default, and, no event has occurred on the part of the Company or, to the Knowledge of the Company, the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) except as set forth on SECTION 3.1(aa) of the Company Disclosure Schedule, the Lease will continue to be binding in accordance with its terms following the Closing Date; (iv) the Company has not repudiated and, to the Company's Knowledge, no other party to the Lease has repudiated any provision thereof; (v) except as set forth on SECTION 3.1(aa) of the Company Disclosure Schedule, there are no material disputes, oral agreements or delayed payment programs in effect as to the Lease; and (vi) all facilities leased under each Lease are fit for the operation of the store and have been reasonably maintained. All heating, cooling, lighting, plumbing and electrical systems under each Lease are in good repair and working order.

                  (bb) Vehicles. All vehicles and items of equipment utilized by the Company, taken as a whole, are (i) mechanically sound and in a condition to perform in the manner needed for the operation of the Company, ordinary wear and tear excepted and (ii) in compliance with all applicable statutes, ordinances and regulations, including without limitation, those related to safety.

                  (cc) Insurance. The Company currently maintains fire and casualty and general liability, workers compensation and automobile policies with reputable insurance carriers. To the Company's Knowledge, such insurance policies provide full and adequate coverage for all normal risks incident to the Company.

                  (dd) Certifications. The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

                  (ee) Loans to Insiders. The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. SECTION 3.1(EE) of the Company Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

                  (ff) Affiliate Transactions. SECTION 3.1(ff) of the Company Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company, on the one hand, and any director or executive officer or any of their respective Affiliates (other than the Company), on the other hand, are or have been a party or are otherwise bound or affected, and that (i) are currently pending or in effect or (ii) involve continuing liabilities and obligations (absolute, contingent or otherwise).

                  (gg) Disclosure. To the Company's Knowledge, this Agreement and the Company Disclosure Schedule, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  (hh) No Additional Representations or Warranties. Neither the Company nor any other Person makes any other express or implied representation on behalf of the Company other than as expressly set forth in this ARTICLE 3.

         3.2 Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub each hereby represents and warrants to the Company as follows:

                  (a) No Prior Activities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and required pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

                  (b) Organization, Standing and Corporate Power. Each of Acquiror and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted.

                  (c) Authority; No Conflict. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting the rights of creditors and general principles of equity. Except as set forth on
SECTION 3.2 of the Acquiror's Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, (i) the certificate of incorporation, articles of organization or other charter documents of Acquiror or the articles of incorporation or code of regulations of Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Acquiror or Merger Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Legal Requirement applicable to Acquiror or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to materially impair or delay the ability of Acquiror or Merger Sub to perform their obligations under this Agreement. Except as set forth on SECTION 3.2 of Acquiror's Disclosure Schedule, no consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror or Merger Sub or the consummation by Acquiror or Merger Sub of the transactions contemplated hereby, except: (1) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (2) the filing of a pre-merger notification and report form by Acquiror under the HSR Act; and, (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to materially impair or delay the ability of Acquiror or Merger Sub to perform its respective obligations under this Agreement.

                  (d) Proxy Materials. All of the information to be furnished by Acquiror or Merger Sub for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto) will not, on the date the Definitive Agreement is first mailed to the Company's shareholders, and the Definitive Proxy Statement, as then amended or supplemented, on the date of the Company Shareholders Meeting referred to in SECTION 5.1(b) or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation or warranty regarding information furnished by the Company for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto). The information supplied or to be supplied in writing by or on behalf of Acquiror or Merger Sub for inclusion in the Definitive Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

                  (e) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or Merger Sub.

                  (f) Financial Capability. Based on existing cash reserves or availability under existing credit facilities Acquiror and Merger Sub have the funds necessary to finance the transaction contemplated hereby, pay related fees and expenses, and provide for the ongoing working capital needs of the Surviving Corporation.

                                   ARTICLE 4
                              PRE-CLOSING COVENANTS

         4.1 Conduct of Business. Except as (i) set forth in SECTION 4.1 of the Company Disclosure Schedules, (ii) as otherwise expressly contemplated by this Agreement or (iii) consented to, in writing, by Acquiror, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Legal Requirements and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations (other than internal organizational realignments), use all reasonable efforts to keep available the services of its current officers and other key employees and preserve their relationships with those Persons having business dealings with the Company to the end that its goodwill and ongoing business shall not be impaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the Company shall not:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of the Company Common Stock upon the exercise of the Company Stock Options under the Company Stock Plans outstanding as of the Stock Reference Date, and only in accordance with their present terms or (iii) except pursuant to agreements entered into with respect to the Company Stock Plans that are in effect as of the close of business on the Stock Reference Date, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Company Common Stock upon the exercise of the Company Stock Options outstanding on the date hereof and in accordance with their present terms;

                  (c) amend its articles of incorporation or code of regulations or merge or consolidate with any Person;

                  (d) acquire or agree to acquire, or dispose of or agree to dispose of, any assets (other than inventory in the ordinary course of business consistent with past practice), any business or any Person;

                  (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien abandon or otherwise dispose of any of its properties or assets other than inventory in the ordinary course of business consistent with past practice;

                  (f) take any action that would cause the representations and warranties set forth in this Agreement to no longer be true and correct;

                  (g) make any change in accounting methods or cash management;

                  (h) (i) grant any increase in the compensation payable or to become payable by the Company to any of its officers, directors or employees, except in the case of employees (who are not officers or directors) increases in the ordinary course of business; or (ii) (A) adopt any new, (B) grant any award under, or (C) except as required by applicable Legal Requirements, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing Benefit Plan; or (iii) enter into or modify or amend any employment or severance agreement with or, except as required by applicable Legal Requirements, grant any severance or termination rights to any officer, director or employee of the Company; (iv) enter into any collective bargaining agreement or (v) make any loan to, or enter into any material transaction of any other nature with, any director, executive officer or employee of the Company;

                  (i) enter into, modify, amend or terminate in any material respect, any Material Contract or waive, release or assign any material rights or claims thereunder; provided, however, that for purposes of this clause
(i), Material Contracts includes contracts and agreements for the purchase of services or non-inventory goods that (A) require payments by the Company in excess of $50,000, or (B) are not terminable by the Company on notice of thirty
(30) days or less without penalty, and further provided that Store Leases for a maximum of ten (10) stores may be extended for a maximum of six (6) months each and store Leases may also be amended in other respects, so long as such amendments do not increase the term or the rental amount and are entered into in the ordinary course of business.

                  (j) (i) incur or assume any Indebtedness other than Indebtedness with respect to working capital in amounts consistent with past practice; (ii) materially modify any Indebtedness or other liability; (iii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than immaterial amounts in the ordinary course of business, and other than the endorsement of negotiable instruments for collection in the ordinary course of business; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than customary advances to employees in accordance with past practice); or (v) enter into any material commitment or transaction other than the purchase of inventory in the ordinary course of business;

                  (k) make any material Tax election (unless required by law) or settle or compromise any material income Tax liability;

                  (l) (i) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company is a party, or (ii) pay, discharge or satisfy any proceeding, other than (A) a payment, discharge or satisfaction for which liabilities are reflected on or are reserved against in the Company's most recent consolidated financial statements (or the notes thereto) included in the Company SEC Documents, but not to exceed the reserve therefor, in each case in complete satisfaction, or (B) a payment, discharge or satisfaction in a non-material amount shall be less than $50,000 individually and $250,000 in the aggregate), and, in either case, with a complete release, of such matter with respect to all parties to such matter, of actions, suits, proceedings or claims; provided, however, that this prohibition shall not preclude the Company from amending any confidentiality or other agreement that is deemed necessary by the Board of Directors of the Company in the exercise of its fiduciary duties under SECTION
4.5 hereof.

                  (m) make any payment or incur any liability or obligation (excluding amounts of less than $50,000 in the aggregate) for the purpose of obtaining any consent from any third party to the transactions contemplated hereby;

                  (n) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it), including altering a self-insurance arrangement to an insured arrangement, and visa versa, on the date hereof;

                  (o) fail to inform Acquiror of the occurrence of any event which to the Knowledge of the Company could reasonably be expected to result in a breach of any representation of warranty contained in SECTION 3.1, such that the condition set forth in Section 6.2(a) would not be satisfied;

                  (p) form any directly or indirectly wholly-owned subsidiary entities or other Affiliate;

                  (q) enter into any partnerships, joint ventures or similar agreements related to the profit or expense sharing with a third Person;

                  (r) introduce any new product line, other than product lines currently available in Acquiror's stores, or engage in any lines of business other than the rent-to-own business;

                  (s) modify, amend, or terminate the Company's existing vehicle leases or enter into any new vehicle leases; provided that this shall not preclude the entry of any new vehicle lease for a store delivery vehicle which replaces an existing vehicle lease, nor the extension, on a month-to-month basis, of any store vehicle or other vehicle lease; or

                  (t) authorize, or commit or agree to take, any of the foregoing actions.

         4.2 Other Actions. Except as required by law, the Company and Acquiror shall not, and neither shall permit any of their respective Affiliates to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE 6 (Conditions Precedent) not being satisfied.

         4.3 Advice of Changes. The Company and Acquiror shall promptly advise the other party orally and in writing to the extent it has Knowledge of any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in ARTICLE 6 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

         4.4      [Intentionally left blank].

         4.5      No Solicitation By The Company.

                  (a) The Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, through another Person, (i) solicit, initiate or encourage (including by way of furnishing any information or assistance), or take any other action to facilitate or cause any inquiries or the making of any proposal from any Person which constitutes any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time, the Board of Directors of the Company determines in good faith, after consultation with such legal, financial and other advisors as it deems appropriate, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties under the Ohio Statutes, including, without limitation, Section 1701.59, the Company may, prior to the date of the Company Shareholders Meeting and only in response to a Company Takeover Proposal that was not solicited by it or that did not otherwise result from a breach of the foregoing restrictions under this SECTION 4.5(A),
(x) furnish non-public information with respect to the Company to any Person making a Company Takeover Proposal pursuant to a confidentiality agreement and
(y) participate in discussions or negotiations regarding such Company Takeover Proposal.

                  (b) In addition to the obligations of the Company set forth in paragraph (a) of this SECTION 4.5, the Company shall immediately advise Acquiror orally and in writing of any request for information or of any Company Takeover Proposal and the material terms and conditions of such request or Company Takeover Proposal, including the name of any Person making a Company Takeover Proposal. The Company will keep Acquiror reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Company Takeover Proposal. The Company may not accept a Company Takeover Proposal from any Person, nor may it terminate this Agreement, unless it has provided Acquiror (i) at least four calendar days notice of the exact terms of the Company Takeover Proposal, including a copy of the proposed agreement, and (ii) at least two calendar days notice of any and each amendment to such Company Takeover proposal and proposed agreement.

                  (c) Except as set forth in this SECTION 4.5 or 7.1(E) hereof, neither the Company's Board of Directors nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in any manner adverse to Acquiror, the approval or recommendation by the Company's Board of Directors or any committee thereof of this Agreement and the transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any competing transaction, or (iii) enter into any agreement, commitment, understanding or other arrangement with respect to any Company Takeover Proposal.

                  (d) Nothing contained in this SECTION 4.5 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Legal Requirements.

                                   ARTICLE 5
                              ADDITIONAL AGREEMENTS

         5.1      Preparation of the Proxy Statement; Shareholders Meeting.

                  (a) Proxy Statement. In connection with the Company Shareholders Meeting contemplated by SECTION 5.1(b) below, within thirty (30) days following the date hereof, the Company will prepare, pursuant to, and in accordance with, Regulation 14A of the Exchange Act and file (after consultations with Acquiror) a preliminary proxy statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") and will use its commercially reasonable efforts to respond to the comments of the SEC, if any, thereon, and to cause a final proxy statement (such proxy statement the "Definitive Proxy Statement") to be mailed to the Company's shareholders, in each case as soon as reasonably practicable after providing Acquiror with reasonable opportunity to comment thereon. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply the others with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger. If at any time prior to the Company Shareholders Meeting, (i) any event should occur relating to the Company which should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement, or (ii) any event should occur relating to Acquiror or Merger Sub or any of their respective Affiliates, in either case that should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement, then the Company or Acquiror (as applicable), will, upon learning of such event, promptly inform the other of such event and the Company shall prepare, file and, if required, mail such amendment or supplement to the Company's shareholders; provided that, prior to such filing or mailing the Company shall consult with Acquiror with respect to such amendment or supplement and shall afford Acquiror reasonable opportunity to comment thereon. Acquiror will furnish to the Company the information relating to Acquiror and Merger Sub, their respective Affiliates, which is required to be set forth in the Preliminary Proxy Statement or the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder.

                  (b) The Company will take all action necessary in accordance with applicable law and its governing documents to duly call, give notice of, and, after SEC clearance of the Definitive Proxy Statement, convene a meeting of its shareholders to consider and vote upon the adoption of this Agreement (the "Company Shareholders Meeting"). The Board of Directors of the Company shall recommend such adoption and approval, and subject to fiduciary obligations under applicable law, shall not withdraw or modify such recommendation other than in compliance with SECTION 4.5(a) and SECTION 7.1(e), and shall, subject to SECTION 5.3 hereof, take all lawful action necessary to obtain such shareholder approval.

         5.2      Access To Information; Confidentiality.

                  (a) The parties hereby acknowledge the Confidentiality Agreement dated January 8, 2004 between Acquiror and the Company (the "Confidentiality Agreement") expires on execution of this Agreement. Each of the Company and Acquiror will, and will cause their respective officers, directors, employees, agents and representatives to (i) hold in confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements, all "Confidential Information" (as such term was defined in the Confidentiality Agreement) concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person) and (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors. In the event of termination of this Agreement for any reason, the parties hereto will promptly return or destroy all documents containing non-public information so obtained from any other party hereto and any copies made of such documents and any summaries, analyses or compilations made therefrom.

                  (b) The Company shall, and shall cause its Affiliates, together with its agents and representatives, to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Effective Time to make such inspections as Acquiror may reasonably require of all of its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its Affiliates, together with its agents and representatives, to, furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning the Company's business, properties and personnel as Acquiror may reasonably request. Acquiror will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates, and agents and representatives, to hold, any non-public information in accordance with the terms of SECTION 5.2(a).

                  (c) Between the date hereof and the Effective Time, the Company shall furnish to the Acquiror and Merger Sub (i) within five (5) Business Days after the delivery thereof to management, such monthly financial statements and data (financial, operational, compliance or otherwise) as are regularly prepared for distribution to Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company's SEC filings, which (in the case of this clause
(ii)), shall be in accordance with the books and records of the Company.

         5.3      Commercially Reasonable Efforts; Cooperation.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining of all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this SECTION 5.3(a) will limit or affect actions permitted to be taken pursuant to SECTION 4.2.

                  (b) Each of Acquiror and the Company shall (i) make the filings required of such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement within ten Business Days after the date of this Agreement; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or the Merger and the other transactions contemplated by this Agreement,
(iii) cooperate with the other party in connection with making any filing under the HSR Act and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement; and (iv) keep the other party apprised of the status of any inquiries made by a Governmental Entity. Any and all fees required in connection with the filing of the notices required under the HSR Act shall be borne in equal portions by the Company and Acquiror.

                  (c) Acquiror and the Company shall (i) each use commercially reasonable efforts to avoid the entry of, or to have vacated or terminate, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before June 30, 2004, including without limitation defending through litigation on the merits and claim asserted in any court by any party; and (ii) each take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than June 30, 2004, including without limitation proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Acquiror or the Company (or any of their respective subsidiaries) or otherwise take or commit to take any actions that limits its freedom of action with respect to, or its ability to retain, any of the businesses or assets of the Company, Acquiror or their respective subsidiaries, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of delaying the Closing; provided, however, that nothing herein shall require Acquiror to agree to the sale transfer, divestiture or other disposition of 16 or more stores of the Company, the Acquiror or any of its subsidiaries.

         5.4      Director, Officer and Employee Indemnification.

                  (a) Acquiror shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers, directors or employees of the Company (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the

Effective Time. With respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Effective Time, Acquiror agrees that, and Acquiror agrees to cause the Surviving Corporation to agree that, all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the articles of incorporation or code of regulations (or comparable organizational and governing documents) of the Company as now in effect and any indemnification agreements or arrangements of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by law. In addition, the Surviving Corporation shall pay any expenses of any Indemnitee under this
SECTION 5.4 as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law.

                  (b) From and after the Effective Time, but solely as it may relate to events occurring before the Effective Time, Acquiror shall cause the articles of incorporation and code of regulations of the Surviving Corporation to contain provisions no less favorable with respect to limitation of certain liabilities of directors, officers and employees and indemnification than are set forth as of the date of this Agreement in the articles of incorporation and code of regulations of the Company.

                  (c) In the event any action is asserted or made, any determination required to be made with respect to whether an Indemnitee's conduct complies with the standards set forth under the Ohio Statutes, the applicable organizational documents of the Company or any indemnification agreements or arrangements of the Company, as the case may be, shall be made by independent legal counsel selected by such Indemnitee and reasonably acceptable to the Acquiror; provided, however, that nothing in this SECTION 5.4 shall impair any rights of any current or former director or officer of the Company, including pursuant to the respective articles of incorporation or bylaws of Surviving Corporation or the Company, or their respective subsidiaries, under Ohio law or otherwise.

                  (d) Each of Acquiror, the Surviving Corporation and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

                  (e) For the six-year period commencing immediately after the Effective Time, Surviving Corporation shall either (i) maintain in effect the Company's current directors' and officers' liability insurance policies providing coverage as respects acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms and at limits no less favorable to the Company's directors and officers currently covered by policies in effect on the date hereof or (ii) a directors' and officers' insurance policy, which may include Acquiror's own directors' and officers' insurance policy, that (w) benefits those persons who are currently covered by the Company's directors' and officers' liability insurance policy,
(x) is from a financially sound and nationally reputable carrier, (y) is at least as favorable to the Persons currently covered by the Company's directors' and officers' liability insurance in effect as of the date hereof and
(z) will at a minimum have the same terms and limits as the Company's directors' and officers' liability insurance policies in effect as of the date hereof; provided, however, that, if the Company's current directors' and officers' liability insurance expires, is terminated or is canceled during such six-year period, Acquiror shall, or shall cause the Surviving Corporation to, obtain directors' and officers' liability insurance covering such acts or omissions with respect to each such Person on terms and at limits no less favorable to the Company's directors and officers currently covered by policies in effect immediately prior to the date of such expiration, termination or cancellation. The Company and Acquiror shall cooperate to make any arrangements necessary to obtain or continue such directors' and officers' liability insurance for such six-year period, including the prepayment any fees or premiums to the applicable insurance providers of such amounts as necessary to provide the coverage contemplated by this SECTION 5.4; provided, however, that Surviving Corporation will not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its Board of Directors, for a cost not exceeding such amount. In lieu of providing the foregoing annual insurance policies for the six (6) year period, the Surviving Corporation or Acquiror may obtain a so-called "tail" policy providing such coverage and being effective for the full six (6) year period referred to above; provided, however, the Surviving Corporation or Acquiror shall not be required to pay an aggregate premium therefor in excess of an amount equal to six (6) times 150% of the annual aggregate premiums currently paid by the Company for such insurance; and if the Surviving Corporation or Acquiror is unable to obtain the "tail" insurance policy for such amount, it shall obtain as much comparable insurance as possible for an aggregate premium equal to such maximum amount.

                  (f) The provisions of this SECTION 5.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, such Indemnitee's heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

                  (g) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this
SECTION 5.4.

                  (h) The obligations of Acquiror and the Surviving Corporation under this SECTION 5.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this SECTION 5.4 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this SECTION 5.4 applies shall be third party beneficiaries of this SECTION 5.4), such consent not to be unreasonably withheld.

                  (i) Notwithstanding the foregoing, no director, officer, employee or other Person entitled to indemnity hereunder shall be indemnified for any loss, damage or liability resulting to the extent indemnity is unavailable under Section 1701.13 of the Ohio Statutes.

         5.5 Public Announcements. Acquiror and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         5.6      Employees.

                  (a) As of the Effective Time the Surviving Corporation shall offer employment at will to all employees of the Company that are actively employed by the Company immediately prior to the Effective Time; provided, however, that nothing in this SECTION 5.6(a) shall apply to those individuals listed in SECTION 5.6(a) of the Company Disclosure Schedule. Except as otherwise set forth in SECTION 5.6(a) of the Company Disclosure Schedule, the Surviving Corporation agrees to honor the terms of all existing employment contracts previously entered into by the Company. Notwithstanding any other provision of this SECTION 5.6, nothing herein shall require the continuation of any employment or any terms of employment after the Effective Time.

                  (b) Except as set forth in SECTION 5.6(b) of the Acquiror Disclosure Schedule, for purposes of eligibility to participate, employees of the Company as of the Effective Time shall receive credit under any employee benefit plan, program or arrangement established or maintained by Acquiror or the Surviving Corporation and made available to such employees for service accrued prior to the Effective Time with the Company.

         5.7 Delisting. Each of the parties hereto shall cooperate with each other in taking, or causing to be taken, all actions necessary to delist all of the Company Common Stock from the Nasdaq National Market and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

         5.8 Noncompete Agreements. Wayland J. Russell, Michael Viveiros, and Michael A. Pecchia (the "Executive Officers") shall enter into Noncompetition Agreements, effective as of the Effective Date, in the form attached to SCHEDULE 5.8 of the Acquiror Disclosure Schedule (the
"Noncompetition Agreements").

         5.9 Amendment to Headquarters Lease. Within fifteen (15) days of the date hereof, the Company shall enter into an amendment to the Headquarters Lease, in a form reasonably acceptable to Acquiror, providing that such lease will terminate ninety (90) days after the Effective Time with no further obligations imposed on the Surviving Corporation upon Acquiror's payment on the Effective Date of a termination fee (which includes three (3) months rental) of One Hundred Thousand Dollars ($100,000). Such amendment shall provide that the Company agrees to abandon to lessor all furniture, fixtures and equipment on the property, except for such assets relating to and necessary for the operation of the business of the Company.

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

         5.10 Litigation. The Company will use its reasonable efforts to promptly settle, prior to Closing, the litigation set forth on SCHEDULE 5.10 of the Company Disclosure Schedule.

                                   ARTICLE 6
                              CONDITIONS PRECEDENT

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

                  (b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required of the Company, Acquiror, or Merger Sub to consummate the Merger and the other transactions contemplated hereby (other than consents, approvals, and actions of, filings with and notices to any Government Entity required under the HSR Act and which are specified in SECTION 6.1(d)) shall have been obtained.

                  (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition affecting the Closing or seeking to prohibit the transactions contemplated under this Agreement (collectively, "Restraints") shall be in effect; provided, however, that each of the parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

                  (d) HSR Act. Any applicable waiting period (and any extensions thereto), filings or approvals under the HSR Act applicable to the transaction contemplated by this Agreement shall have expired, been terminated, been made, or been obtained.

         6.2 Conditions to Obligations of Acquiror. The obligation of Acquiror to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company set forth herein shall be true and correct, in all materials respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); provided, however, that any representation or warranty contained in SECTION 3.1 which contains an express materiality exception shall be accurate in all respects as written in ARTICLE 3.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any Material Adverse Change.

                  (d) Monthly Revenue-One Month. The Company's Monthly Recurring Revenue for the first full month immediately preceding the Closing Date, calculated in a manner consistent with the accounting principles utilized by the Company (the "Closing Month Revenue"), shall be no less than $7,600,000 ("Closing Month Revenue Minimum"); provided, however, that in the event that the first full month immediately preceding the Closing Date is February 2004, the Closing Month Revenue Minimum shall be $7,300,000.

                  (e) Net Book Value of Inventory. The net book value of the Company's inventory, on the last day of the month preceding the Closing Date, prepared in a manner consistent with the accounting principles utilized by the Company (the "Closing Inventory"), shall be no less than $36,000,000 (net of 30-days past due).

                  (f) Noncompetition Agreements. The Executive Officers shall have entered into the Noncompetition Agreements with Acquiror.

                  (g) Opinion of Counsel. The Acquiror shall have received an opinion dated the Closing Date, from Kahn Kleinman, counsel to the Company, in substantially the form and substance as set forth on Exhibit "C" hereto.

                  (h) Dissenting Shares. The ten (10) day notice period for dissenter's demands with respect to the Merger provided by Section 1701.85 of the Ohio Statutes shall have expired, and the number of Dissenting Shares shall not exceed fifteen percent (15%) of the number of outstanding shares of Company Common Stock as of the Effective Time.

                  (i) Voting Agreement. The Voting Agreement shall remain in full force and effect and the Major Shareholders shall have complied in all respects with the Voting Agreement and shall have performed all of their respective obligations thereunder.

                  (j) Outstanding Shares. The total number of shares of Company Common Stock outstanding and subject to issuance upon exercise of all Company Stock Options shall not exceed 6,525,735.

                  (k) Consents. The Company shall have received all of the consents and approvals set forth in SECTION 3.1(i) of the Company Disclosure Schedule, except as otherwise provided on SECTION 6.3(k) of the Company Disclosure Schedule.

                  (l) Officers' Certificate. Acquiror shall have received the certificate of the Chief Executive Officer and Chief Financial Officer of the compliance by the Company with the conditions of SECTIONS 6.2(a), (b),(c),
(d) and (e).

         6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Acquiror set forth herein shall be true and correct, in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided, however, that any representation or warranty contained in SECTION 3.2 which contains an express materiality exception shall be accurate in all respects as written in ARTICLE 3.

                  (b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

         6.4 Frustration of Closing Conditions. Neither Acquiror nor the Company may rely on the failure of any condition set forth in SECTION 6.1 (Conditions to Each Party's Obligation to Effect the Merger), SECTION 6.2 (Conditions to Obligations of the Acquiror),or SECTION 6.3 (Conditions to Obligations of the Company), as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to SECTION 5.3 (Commercially Reasonable Efforts; Cooperation).

         6.5 Postponement of Closing. In the event all of the conditions set forth in SECTION 6.1 and SECTIONS 6.2(c), (h), (i), (j) and (k) shall have been satisfied during the first four (4) days of a calendar month, the parties agree that the Company can postpone the Closing Date until the next Business Day.

                                   ARTICLE 7
                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder
Approval:

                  (a) By mutual written consent of Acquiror and the Company;

                  (b)      By either Acquiror or the Company:

                           (i)      if the Merger shall not have been
         consummated by June 30, 2004; provided, however, that the right to terminate this Agreement pursuant to this SECTION 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the basis for the failure of the Merger to be consummated by such time; and further provided, that if the condition set forth in SECTION 6.1(d) has not been satisfied on June 30, 2004, and on such date, the conditions set forth in SECTIONS 6.1(a) and (c) and SECTIONS 6.2(c), (h), (i), (j) and (k) shall have been satisfied, then the date shall be August 2, 2004.

                           (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

                           (iii) if any Restraint having any of the effects set forth in SECTION 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this SECTION 7.1(b)(iii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint;

                  (c) By Acquiror, if the Company shall have breached or failed to perform in any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in
SECTION 6.2(a) or SECTION 6.2(b) would not be satisfied; provided, however, that the Acquiror may not terminate under this section if such breach or failure (A) is cured by the Company within thirty (30) days after written notice thereof or
(B) is capable of being cured by the Company and the Company continues to exercise reasonable efforts to cure such breach.

                  (d) By the Company, if Acquiror shall have breached or failed to perform in any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in
SECTION 6.3(a) or SECTION 6.3(b) would not be satisfied; provided, however, that the Company may not terminate under this section if such breach or failure is
(A) cured by the Acquiror within thirty (30) days after written notice thereof or (B) is capable of being cured by Acquiror and the Acquiror continues to exercise reasonable efforts to cure such breach;

                  (e) By the Company upon the Company's execution of a binding agreement with a third party with respect to a Company Takeover Proposal;

                  (f) By Acquiror, if the Company or the Board of Directors of the Company shall have (i) withdrawn or modified, in a manner adverse to Acquiror or Merger Sub,(x) the approval by the Board of Directors of the Company of this Agreement or the transactions contemplated hereby or (y) the recommendation of the Company's board of directors that the shareholders approve this Agreement and the Merger (an "Adverse Recommendation") (it being understood and agreed that any communication by the Company or its board of directors to the shareholders that indicates that the board of directors had determined not to withdraw or modify such recommendation, in whole or in part, because such action would or might give rise to a right on the part of Acquiror to terminate this Agreement and/or obligate the Company to comply with the provisions of
SECTION 7.3(a) of this Agreement shall nevertheless be deemed to be an Adverse Recommendation), or (ii) approved or entered into a definitive agreement with respect to a Company Takeover Proposal with a third party;

                  (g)      By Acquiror in the event there is a Material Adverse
Change;

                  (h) By Acquiror in the event that Governmental Entities require the divestiture of 16 or more stores of the Company, Acquiror and its subsidiaries; or

                  (i) By Acquiror in the event the condition in SECTION 6.2(i) is not satisfied.

         7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Acquiror as provided in SECTION 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than the provisions of SECTION 5.2(a), this SECTION 7.2, SECTION 7.3 and ARTICLE 8, which provisions survive such termination; provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         7.3      Fees and Expenses.

                  (a) Expenses. If this Agreement is terminated (i) in connection with any of the circumstances described in SECTION 7.3(b), or (ii) in connection with any of the circumstances described in SECTION 7.1(c), the Company shall reimburse Acquiror and Merger Sub for all reasonable out-of-pocket expenses and fees payable by Acquiror or Merger Sub in connection with the proposed Merger; provided, however, that the Company shall not be obligated to reimburse Acquiror and Merger Sub for expenses in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate. Any such required reimbursement shall take place on the later of the termination of this Agreement or submission of evidence of such incurred expenses to the Company.

                  (b) Termination Fee. If this Agreement is terminated pursuant to SECTION 7.1(e) or SECTION 7.1(f), or if this Agreement is terminated pursuant to SECTION 7.1(b)(ii) or SECTION 7.1(i), then the Company shall pay Buyer a fee of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) in cash, which amount shall be payable in same day funds (the "Termination Fee") simultaneously with such termination of this Agreement.

                  (c) Other Expenses. Except as provided otherwise in paragraph (a) above or SECTION 5.3(b), all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                                   ARTICLE 8
                               GENERAL PROVISIONS

         8.1 Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This SECTION 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Company, to:      Rainbow Rentals, Inc.
                                                       3711 Starr Centre Drive
                                                       Canfield, Ohio  44406
                                                       Facsimile No.: (330)
                                                       533-8658
                                                       Attention: Wayland J.
                                                       Russell

                           with a copy to:             Kahn Kleinman, A Legal
                                                       Professional Association

                                                       2600 Erieview Tower
                                                       1301 East Ninth Street
                                                       Cleveland, Ohio
                                                       44114-1824
                                                       Facsimile No.: (216)
                                                       623-4912
                                                       Attention: Marc H.
                                                       Morgenstern, Esq.
                                                       And:Michael A. Ellis,
                                                       Esq.

                  (b)      if to Acquiror or Merger Sub, to:

                                                       Rent-A-Center, Inc.
                                                       5700 Tennyson Parkway,
                                                       Third Floor
                                                       Plano, Texas 75024
                                                       Facsimile No.:
                                                       972-943-0116
                                                       Attention: Mark E. Speese

                           with a copy to:             Winstead Sechrest &
                                                       Minick P.C.
                                                       1201 Elm Street, Suite
                                                       5400
                                                       Dallas, Texas 75270
                                                       Facsimile No.: (214)
                                                       745-5390
                                                       Attention: Thomas W.
                                                       Hughes, Esq.

Notice given by the telecopier will be deemed delivered on the day the sender receives telecopier confirmation that such notice was reached at the telecopier number of the addressee. Notices delivered personally shall be deemed delivered as of the actual receipt and overnight couriered notices shall be deemed delivered one day after sending.

         8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         8.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of SECTION 5.4 and SECTION 5.6, are not intended to confer upon any Person other than the parties any rights or remedies.

         8.5 Governing Law. This Agreement and the agreements, instruments, and documents contemplated hereby unless otherwise noted, shall be governed by, and construed in accordance with, the laws of the State of Delaware , without regard to principles of conflict of laws thereof.

         8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that Acquiror and Merger Sub may assign their respective rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Acquiror. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         8.7 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

         8.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

         8.10 Amendment. This Agreement may be amended by the parties upon action taken by or on behalf of their respective boards of directors at any time before or after the Company Shareholder Approval; provided, however, that after any such Company Shareholder Approval, there shall not be made any amendment affecting the Merger Consideration or that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         8.11 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its Affiliates) shall, in any event, be liable to any other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

         8.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not alternative to or exclusive to, and not exclusive of, any rights or remedies otherwise available.

         8.13 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of SECTION 8.11, waive compliance by any party with any of the agreements or conditions contained in this

Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by the Company were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Acquiror shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of posting a bond, this being in addition to any other remedy to which Acquiror is entitled at law or in equity.

                     [THIS SPACE LEFT BLANK INTENTIONALLY.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       RAINBOW RENTALS, INC.

                                       By:______________________________________
                                          Name:_________________________________
                                          Title:________________________________

                                       RENT-A-CENTER, INC.

                                       By:______________________________________
                                          Name:_________________________________
                                          Title:________________________________

                                       EAGLE ACQUISITION SUB, INC.

                                       By:______________________________________
                                          Name:_________________________________
                                          Title:________________________________

                                                                      APPENDIX A

                                 INTERPRETATION

         When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

                                   DEFINITIONS

For purposes of this Agreement:

         "Acquiror" has the meaning set forth in the Recitals.

         "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

         "Aggregate Merger Consideration" has the meaning set forth in Section 2.4(a).

         "Agreement" has the meaning set forth in the Recitals.

         "Benefit Plans" has the meaning set forth in Section 3.1(m)(i).

         "Business Day" shall mean any day other than a day on which banks in the States of Ohio, Texas, or New York are authorized or obligated to be closed.

         "Certificates" has the meaning set forth in Section 2.3(b).

         "Certificate of Merger" has the meaning set forth in Section 1.3.

         "Closing" has the meaning set forth in Section 1.2.

         "Closing Date" has the meaning set forth in Section 1.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the Recitals.

         "Company Common Stock" has the meaning set forth in the Recitals.

         "Company Disclosure Schedule" means the schedule referenced in Section 3.1.

         "Company Permits" has the meaning set forth in Section 3.1(i).

         "Company Preferred Stock" has the meaning set forth in Section 3.1(c).

         "Company SEC Documents" has the meaning set forth in Section 3.1(f).

         "Company Stock Options" has the meaning set forth in Section 3.1(c).

         "Company Stock Plans" has the meaning set forth in Section 3.1(c).

         "Company Shareholder Approval" has the meaning set forth in Section 3.1(u).

         "Company Shareholders Meeting" has the meaning set forth in Section 5.1(b).

         "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (a) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company, taken as a whole, (b) direct or indirect acquisition or purchase of 25% or more of any class of equity securities of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company, taken as a whole, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company, taken as a whole, or
(d) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company whose business constitutes 50% or more of the net revenues, net income or assets of the Company, taken as a whole, other than the transactions contemplated by this Agreement.

         "Consent" shall mean any approval consent, ratification, permission, waiver or authorization (including any License or Governmental authorization).

         "Consultants" shall have the meaning set forth in Section 5.8.

         "Consulting Agreements" shall have the meaning set forth in Section
5.8.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Definitive Proxy Statement" has the meaning set forth in Section
5.1(a).

         "Dissenting Shares" has the meaning set forth in Section 2.5.

         "Effective Time" has the meaning set forth in Section 1.3.

         "Eligible Option Holders" has the meaning set forth in Section 2.2.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA.

         "Exchange Act" means the Securities Exchange Act of 1934.

         "Exchange Agent" has the meaning set forth in Section 2.3(a).

         "Exchange Fund" has the meaning set forth in Section 2.3(a).

         "Fairness Opinion" shall mean the opinion referenced in Section 3.1(o).

         "Financial Advisor" means NatCity Investments, Inc.

         "Governmental Entity" has the meaning set forth in Section 3.1(e).

         "HSR Act" has the meaning set forth in Section 3.1(e).

         "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the ordinary course of business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder,
(iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or in default), (v) every capital lease obligation (determined in accordance with
GAAP) of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, (viii) factoring arrangements of such Person, whether or not such arrangements appear on the balance sheet of such Person; and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

         "Indemnitees" have the meaning set forth in Section 5.4(a).

         "Intellectual Property" has the meaning set forth in Section 3.1(r).

         "Knowledge" means the actual knowledge, after due inquiry, of the Company's Chief Executive Officer, the President, the Chief Operating Officer, and the Chief Financial Officer, and the actual knowledge of the Marketing Director, Vice-President, Controller and Director of Human Resources as it relates to their specific assigned areas.

         "Legal Requirement" means any federal, state, local, municipal, or other order, constitution, law, rule, ordinance, permit, judgment, principle of common law, regulation, statute or treaty.

         "Lien" means any pledge, claim, lien, tax, charge, encumbrance or security interest of any kind or nature whatsoever.

         "Material Adverse Change" means any Material Adverse Effect and, specifically including:

                  (a) The commencement of any actions, suits, investigations, complaints or proceedings, at law or in equity, in any court or before any Governmental Entity, by a person or persons seeking class action status and alleging violation of the provisions of the Rental Purchase Agreements, rent-to-own statutes or any other consumer protection law; provided that such action involves five (5) or more stores; and

                  (b) The commencement of any actions, suits, investigations, complaints, or proceedings, at law or in equity, in any court or before any Governmental Entity, by a person or persons seeking class action status and alleging violations of federal or state laws respecting employment, including, but not limited to, gender, race, disability, national origin or age discrimination, violations of the Occupational Safety and Health Act of 1970, as amended, Family and Medical Leave Act of 1993, as amended, terms and conditions of employment or the federal or state Legal Requirements regarding wages and hours; provided, however, that the commencement of any such actions, suits, investigations, complaints or proceedings shall not constitute a Material Advance Change in the event the Company can demonstrate to the reasonable satisfaction of the Acquiror that the potential size of the purported class does not exceed twenty-five (25) persons.

         "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is, has had or will have a material and adverse effect to the business, condition (financial or other), results of operations, or properties of the Company taken as a whole, other than any change, effect, event or occurrence (i) relating to the economy or securities markets of the United States or any other region in general, or (ii) relating to its business, financial condition or results of operations that has been disclosed in writing to the other party prior to the date of this Agreement.

         "Material Contract" shall mean (i) any contract within the meaning set forth in Item 601(b)(10) of Regulation S-K of the SEC; (ii) any noncompetition agreement or other agreement that limits or will limit the Company for engaging in any line of business, (iii) any agreement, contract or commitment not in the ordinary course of business involving the excess of $50,000; (iv) the scheduled severance payments and Stay Bonuses and Change of Control Agreements; (v) any franchise agreement, (vi) any contract or agreement relating to the acquisition or disposition of assets having a value in excess of $100,000 other than the purchase or sale of inventory in the ordinary course of business; (vii) any material licenses, registrations or memberships required by a Government Entity, (viii) any shareholder, voting trust or similar contract or agreement relating to the voting of shares of Company Common Stock, (iv) joint venture agreements, partnership agreements and other similar contracts involving a sharing of profits and expenses, (x) any material agreement or commitment relating to the borrowing of money in excess of $100,000 or guaranty, including security agreement therewith, (xi) the Leases, (xii) contracts and agreements for the purchase of inventories, goods or other materials, by or for the furnishing of services to the Company that (A) requires payments in excess of $150,000 or (B) are not terminable by the Company on notice of ninety (90) days or less without penalty, and (xiii) all employment agreements.

         "Material Supplier" has the meaning set forth in Section 3.1(t).

         "Merger" has the meaning set forth in the Recitals.

         "Merger Consideration" has the meaning set forth in Section 2.1(b).

         "Merger Sub" has the meaning set forth in the Recitals.

         "Monthly Recurring Revenues" means all of the revenues in any month from all Rental Purchase Agreements (including, without limitation, rental income (including final month(s) rental or sale price), reinstatement fees and in-home pick-up fees), but not including retail sales during the month, as shown on the unaudited Company-generated monthly reports, prepared on a consistent basis in accordance with past practices. Monthly Recurring Revenues does not include revenue from merchandise sales or from the exercise of early purchase options under Rental Purchase Agreements.

         "Ohio Statutes" means the Ohio General Corporation Law.

         "Option Shares Merger Consideration" has the meaning set forth in
Section 2.2.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         "Preliminary Proxy Statement" has the meaning set forth in Section 5.1(a).

         "Proxy Statement" has the meaning set forth in Section 3.1(e).

         "Purchase Price Reduction" has the meaning set forth in Section 2.3(a) hereof.

         "Rental Purchase Agreement" has the meaning set forth in Section
3.1(k).

         "Restraints" has the meaning set forth in Section 6.1(c).

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933.

         "Stock Reference Date" has the meaning set forth in Section 3.1(c).

         "Subsidiary" of any Person means another Person of which sufficient voting securities, other voting ownership, or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) of such Person to elect at least a majority of its Board of Directors or other governing body are owned, directly or indirectly, by such first Person.

         "Surviving Corporation" has the meaning set forth in Section 1.1.

         "Taxes" means all (x) federal, state, local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, social security, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or
(y).

         "Termination Fee" has the meaning set forth in Section 7.3(b).

         "Voting Agreement" has the meaning set forth in the Recitals.